Exhibit 10.108
FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIFTH AMENDMENT (this “Amendment”) dated as of March 11, 2010 to the Purchase and Sale Agreement, dated as of November 25, 1997 and amended by the First Amendment thereto dated as of July 22, 1999, by the Second Amendment thereto dated as of November 9, 2000, by the Third Amendment thereto dated as of May 8, 2001, and by the Fourth Amendment thereto dated as of October 30, 2009 (the “Purchase Agreement”), is between WFN CREDIT COMPANY, LLC (“WFN SPV”), successor in interest to Charming Shoppes Receivables Corp., as Purchaser, and WORLD FINANCIAL NETWORK NATIONAL BANK (“WFNNB”), successor in interest to Spirit of America National Bank, as Seller.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned in the Purchase Agreement.

W I T N E S S E T H:

WHEREAS, the parties hereto desire to amend the Purchase Agreement in certain respects as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendments to the Purchase Agreement.

(a)           Section 1.1(d) is hereby amended by adding at the end of the first paragraph of Section 1.1(d) the following sentences:

On and after March 1, 2010, Seller agrees, at its own expense, (i) on or prior to (x) the Automatic Addition Termination Date or any Automatic Addition Suspension Date, or subsequent Restart Date, in the case of the Accounts designated pursuant hereto prior to such date, (y) the applicable Addition Date, in the case of Supplemental Accounts and (z) the applicable Removal Date, in the case of Removed Accounts, to indicate in the appropriate computer files that Receivables created (or reassigned, in the case of Removed Accounts) in connection with the Accounts owned by the Originator have been conveyed to the Purchaser pursuant to this Agreement (or conveyed to Seller or its designee in accordance with Section 2.5, in the case of Removed Accounts) by including in such computer files the code identifying each such Account (or, in the case of Removed Accounts, either including such a code identifying the Removed Accounts only if the removal occurs prior to the Automatic Addition Termination Date or an Automatic Addition Suspension Date, or subsequent to a Restart Date, or deleting such code thereafter) and (ii) by the Determination Date next following the date referred to in clause (i)(x), by the Determination Date following any Due Period in which Automatic Additional Accounts are designated to the Purchaser or within five Business Days of the date referred to in clause (i)(y) or (z), as applicable, to deliver to the Purchaser an Account Schedule, specifying for each such Account, as of the Automatic Addition Termination Date, the Automatic Addition Suspension Date or Restart Date, in the case of clause (i)(x), the end of the prior Due Period in the case of any such Account Schedule relating to Automatic Additional Accounts designated during such Due Period, the applicable Addition Cut Off Date, in the case of Supplemental Accounts and the Removal Date, in the case of Removed Accounts, its account number and, the aggregate amount outstanding in such Account and the aggregate amount of Principal Receivables outstanding in such Account.  Such Account Schedule, as supplemented from time to time to reflect Additional Accounts and Removed Accounts is hereby incorporated into and made a part of this Agreement.  Once the code referenced in clause (i) of this paragraph has been included with respect to any Account, Seller further agrees not to alter such code during the remaining term of this Agreement unless and until (x) such Account becomes a Removed Account, (y) a Restart Date has occurred on which Seller starts including Automatic Additional Accounts as Accounts or (z) Seller shall have delivered to Purchaser at least 30 days’ prior written notice of its intention to do so and has taken such action as is necessary or advisable to cause the interest of the Purchaser in the Receivables and the other Trust Assets to continue to be perfected with the priority required by this Agreement.

(b)           The following Section 1.2(c) is hereby added to Section 1.2:

(c)           Solely as between WFNNB, on one hand, and WFN SPV and its assigns, on the other hand, as of March 11, 2010, WFNNB agrees that (i) all representations and warranties made by Spirit under this Agreement (as in effect at the time) shall be deemed to have been made by WFNNB on the date actually made by Spirit, (ii) WFNNB shall be responsible for any breaches of such representations and warranties as well as breaches of covenants of Spirit under this Agreement (as in effect at the time) for purposes of any applicable repurchase, indemnity or other remedies under this Agreement and (iii) all representations and warranties made by WFNNB as to any Receivable being free and clear of Liens shall be deemed to include a representation and warranty that such Receivable is free and clear of Liens of any Person claiming through or under Spirit or any of its Affiliates, notwithstanding any limiting language appearing in such representation and warranty.

(c)           Section 2.1(i) is hereby amended by removing the words “(or in the case of an Additional Account, the applicable Addition Cut Off Date)” and by adding at the end of Section 2.1(i) the following sentences:

On the date of its creation or, if later, the Addition Date, with respect to each Automatic Additional Account and, on the applicable Addition Cut Off Date, with respect to each Supplemental Account, each such Account is an Eligible Account and no selection procedures adverse to the Investor Certificateholders or Receivables Purchasers have been employed by the Seller in selecting the Accounts from among the Eligible Accounts of the Originator.

(d)           Section 2.2(a) is hereby amended by amending and restating clause (vi) thereof in its entirety to read as follows:

As of the Initial Cut Off Date, Schedule 1 to this Agreement, is an accurate and complete listing in all material respects of all the Accounts, and the information contained therein with respect to the identity of such Accounts and the Receivables existing thereunder is true and correct in all material respects as of the Initial Cut Off Date.  As of the date any Account Schedule is delivered pursuant to Section 1.1 in connection with the addition of Accounts, such Account Schedule, is an accurate and complete listing in all material respects of the related Accounts, and the information contained therein with respect to the identity of such Accounts and the Receivables existing thereunder is true and correct in all material respects as of such specified date.

(e)           Section 2.4(b) is amended by adding the following sentences at the end of such section:

As of March 1, 2010 Seller requests Purchaser to designate all Accounts created on and after March 1, 2010 arising in the existing Approved Portfolios as Automatic Additional Accounts in accordance with the Pooling and Servicing Agreement.  Subject to the restrictions and qualifications set forth in Section 2.6(f) of the Pooling and Servicing Agreement, Purchaser shall exercise its rights to designate additional portfolios of accounts as “Approved Portfolios” when requested to do by the Seller.

(f)           Section 2.4(d) is amended by restating clause (ii) thereof to read as follows:

(ii)           this Agreement, together with the related Additional Assignment constitutes either (x) a valid sale to the Purchaser of all right, title and interest of the Seller in and to the Receivables then existing and thereafter created from time to time in the Additional Accounts, all monies due or to become due with respect thereto,  all Collections, all Recoveries, all rights, remedies, powers and privileges with respect to the Receivables, and all proceeds of the foregoing and such property will be held by the Purchaser free and clear of any Lien of any Person claiming through or under the Seller or any of its Affiliates, or (y) a grant of a security interest (as defined in the UCC as in effect in any applicable jurisdiction) in such property to the Purchaser, which is enforceable with respect to then existing Receivables in the Additional Accounts, all monies due or to become due with respect thereto,  all Collections, all Recoveries, and all proceeds of the foregoing, upon the Conveyance of such Receivables to the Purchaser, and which will be enforceable with respect to the Receivables thereafter created from time to time in respect of Additional Accounts conveyed on such Addition Date until the termination of the Trust, all monies due or to become due with respect thereto,  all Collections, all Recoveries, all rights, remedies, powers and privileges with respect to the Receivables, and all proceeds of the foregoing upon such creation; and (z) if this Agreement, together with the related Assignment, if any, constitutes the grant of a security interest to the Purchaser in such property, upon the filing of financing statements as described in Section 1.1 with respect to such Additional Accounts and the Receivables thereafter created from time to time in such Additional Accounts, all monies due or to become due with respect thereto,  all Collections, all Recoveries, all rights, remedies, powers and privileges with respect to the Receivables, and proceeds of the foregoing, upon the creation of such property, the Purchaser shall have a first priority perfected security interest in such property (subject to Section 9-306 of the UCC as in effect in any applicable jurisdiction), free and clear of any Lien of any Person claiming through or under the Seller or any of its Affiliates; and

(g)           Section 2.4(e) is amended by deleting the words “In the case of the designation of Additional Accounts or Automatic Additional Accounts” and substituting therefor the words “In the case of the designation of Supplemental Account”.

SECTION 2.  Amendment Date.  The amendments shall become effective as of March 1, 2010 provided that the following shall have occurred:  (a) receipt by each of the parties hereto of counterparts duly executed and delivered by each of the parties hereto and (b) satisfaction of each of the conditions precedent described in Section 7.1(a) of the Purchase Agreement.

SECTION 3.  Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 4.  Severability.  Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.

SECTION 5.  Ratification of the Purchase Agreement.  From and after the Amendment Date, each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and references to the Purchase Agreement in any other document, instrument or agreement executed and/or delivered in connection therewith, shall, in each case, mean and be a reference to the Purchase Agreement as amended hereby.  Except as otherwise amended by this Amendment, the Purchase Agreement shall continue in full force and effect and is hereby ratified and confirmed.

SECTION 6.  Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

WFN CREDIT COMPANY, LLC, as Purchaser

By:	/s/ Daniel T. Groomes
Name:	Daniel T. Groomes
Title:	President

WORLD FINANCIAL NETWORK NATIONAL BANK, as Seller

By:	/s/ Ronald C. Reed
Name:	Ronald C. Reed
Title:	Treasurer